Exhibit 99.1

Deltagen, Inc. Files Voluntary Petition Under Chapter 11 of the United States Bankruptcy Code and Announces Delisting from the Nasdaq National Market

REDWOOD CITY, Calif., June 27 Deltagen, Inc. (Nasdaq: DGEN) today announced that it has filed a voluntary petition under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court in San Francisco, California.

Given actions taken by Lexicon Genetics, Incorporated and the inability to develop a sustainable revenue base that would support its operational needs, the second tranche of its bridge loan and its Series A preferred stock financing will not close. The Company was unable to obtain alternative sources of capital and, therefore, filed for bankruptcy while it had sufficient funds to explore dispositions of its assets and other reorganization transactions.

The Company also announced that it reduced its workforce to 28 employees.

Additionally, the Company announced the appointments of Mr. Larry Hill as Chief Executive Officer and Mr. Daniel Ratto as Chief Financial Officer. Mr. Hill will also serve as the Company’s responsible individual during the Company’s reorganization process. Mr. Hill is a principal with the firm Hickey & Hill, Inc., which specializes in corporate restructuring and management.

Additionally, Deltagen, Inc. announced it has been notified by the staff of the Nasdaq Stock Market that it has not regained compliance with Marketplace Rule 4450 (a)(5), related to the bid price of Deltagen’s common stock, and that it is not in compliance with Rules 4350 (c) and 4350 (d)(2) related to independent director and audit committee requirements for continued listing on the Nasdaq Stock Market. The Company has decided not to appeal Nasdaq’s delisting determination. As a result, Deltagen’s securities will be delisted from the National Market at the opening of business on July 3, 2003. The Company believes that it should be eligible for trading on the OTC Bulletin Board. At least one market maker must make application to the NASD in order for trading to start on the OTC Bulletin Board.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the ability of Deltagen to have sufficient funds to dispose of its assets in an orderly manner and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.